EXHIBIT 99.1

Equity Residential to Record Profit of $57 Million on Sale of Rent.com;
             Updates FFO and Earnings Per Share Guidance

    CHICAGO--(BUSINESS WIRE)--Feb. 25, 2005--Equity Residential (NYSE:EQR) today announced that the company has received $57 million in cash, and will record a $57 million gain, for its ownership investment in Rent.com in connection with the previously announced acquisition of Rent.com by eBay Inc.(NASDAQ:EBAY). Rent.com is a leading internet listing website in the apartment and rental housing industry. As a result, the company will record a one-time gain to earnings and Funds from Operations (FFO) of approximately $0.18 per share. The company now expects earnings per share of $0.82 to $0.84 for the first quarter of 2005 and $2.01 to $2.11 per share for the full year 2005 and FFO per share of $0.73 to $0.75 for the first quarter 2005 and $2.43 to $2.53 for the full year 2005. The change in guidance reflects this gain, as well as additional accruals for certain management incentive programs that could increase as a result of the gain.
    On December 16, 2004, eBay announced its proposed acquisition of privately- held Rent.com payable in a combination of cash and eBay common stock. The acquisition terms were later amended to provide for full payment in cash instead of eBay common stock.

    Forward-Looking Statements

    The company lists parameters for 2005 results in the final page of this release. 2005 results will depend upon a slowdown in multifamily starts and economic recovery and job growth. The forward-looking statements contained in this news release regarding 2005 results are further subject to certain risks and uncertainties including, without limitation, the risks described under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
    Equity Residential is the largest publicly traded apartment company in America. Nationwide, Equity Residential owns or has investments in 942 properties, in 32 states and the District of Columbia, consisting of 200,326 units. For more information on Equity Residential, please visit our website at www.equityresidential.com.



As a result of the Securities and Exchange Commission's Regulation FD, the company provides earnings guidance in its quarterly earnings release. The per share data on this page updates information provided in the company's release dated February 2, 2005. These projections are based on current expectations and are forward-looking.


            2005 Earnings Guidance (per share diluted)
            ------------------------------------------

                                            Q1 2005          2005
                                        --------------  --------------

   Expected EPS(1)(3)                   $0.82 to $0.84  $2.01 to $2.11
   Add:  Expected depreciation expense       0.41            1.62
   Less: Expected net gain on sales(1)      (0.50)          (1.20)
                                        --------------  --------------
   Expected FFO(2)(3)                   $0.73 to $0.75  $2.43 to $2.53
                                        ==============  ==============



                     Same-Store Assumptions
                     ----------------------

                                               2005
                                              ------

   Physical occupancy                          94.0%

   Revenue change                         2.00% to 3.25%

   Expense change                          3.6% to 5.0%

   NOI change                              0.0% to 3.0%

   Acquisitions                            $1.0 billion

   Dispositions                            $1.0 billion



(1) Earnings per share ("EPS") represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

(2) The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Expected FFO is calculated on a basis consistent with actual FFO.

(3) Q1 2005 includes $0.21 per share of non-recurring realized gain on sale of vacant land ($0.03) and eBay Inc.'s acquisition of the company's ownership in Rent.com ($0.18).

    CONTACT: Equity Residential
             Marty McKenna, 312-928-1901